Exhibit 1

                        TRUSTEE'S DISTRIBUTION STATEMENT

To the Holders of:
Corporate-Backed Trust Certificates, Series 2001-11
*CUSIP: 21988G825 & 21988GAK2

In accordance with the Standard Terms and Conditions of Trust, U.S. Bank Trust National Association, as Trustee, submits the following cash basis statement for the period ending July 1, 2002

INTEREST ACCOUNT

Balance as of January 1, 2002                                      $        0.00
         Scheduled Income received on securities                   $1,602,436.50
         Unscheduled Income received on securities                 $        0.00

LESS:
         Distribution to Class A1 Holders                         -$1,562,400.00
         Distribution to Class A2 Holders                         -$   40,036.50
Balance as of July 1, 2002                                         $        0.00

PRINCIPAL ACCOUNT

Balance as of January 1, 2002                                      $        0.00
         Scheduled principal payment received on securities        $        0.00

LESS:
       Distribution to Holders                                    -$        0.00
Balance as of July 1, 2002                                         $        0.00

                  UNDERLYING SECURITIES HELD AS OF July 1, 2002

               Principal Amount              Title of Security
               ----------------              -----------------
                 $39,060,000       AON Capital 8.205% Capital Securities
                                   due January 1, 2027
                                   *CUSIP: 037388AE5

* The Trustee shall not be held responsible for the selection or use of the CUSIP numbers nor is any representation made as to its correctness. It is included solely for the convenience of the Holders.